United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
March 17, 2017
Fidelity National Financial, Inc.
(Exact name of Registrant as Specified in its Charter)
001-32630
(Commission File Number)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	16-1725106 (IRS Employer Identification Number)
601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)
(904) 854-8100
(Registrant's Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On March 17, 2017, Digital Insurance, Inc. (“OneDigital”), a Delaware corporation and certain subsidiaries of OneDigital (the “Guarantors”), entered into an Amended and Restated Credit Agreement (the “Amendment”) with Bank of America, National Association (the “Agent”), as a lender and administrative agent, pursuant to which certain terms of the Credit Agreement (the “Credit Agreement”) dated as of March 31, 2015 by and among OneDigital, the Agent, the Guarantors and the other lenders party thereto were amended. OneDigital is a majority-owned subsidiary of Fidelity National Financial Ventures, LLC whose business constitutes the FNFV Group tracking stock of Fidelity National Financial, Inc.
Pursuant to the Amendment, effective as of March 17, 2017, the Revolving Commitments under the Credit Agreement were increased from an aggregate of $160 million to $200 million, and the maturity date of the facility was changed from March 31, 2020 to March 17, 2022. The Amendment also modified the financial covenants relating to certain leverage ratios under the Credit Agreement.
The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.1	Amended and Restated Credit Agreement, dated as of March 17, 2017, by and among Digital Insurance, Inc., a Delaware Corporation, as borrower, and Bank of America, N.A. as administrative agent

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fidelity National Financial, Inc.
Date:	March 22, 2017	By:	/s/ Michael L. Gravelle
			Name:	Michael L. Gravelle
			Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description
10.1	Amended and Restated Credit Agreement, dated as of March 17, 2017, by and among Digital Insurance, Inc., a Delaware Corporation as borrower, and Bank of America, N.A. as administrative agent